EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statements (Form S-3 Nos. 333-157646 and 333-154826) of AECOM,

(2) Registration Statement (Form S-4 No. 333-197822) of AECOM, and

(3) Registration Statements (Form S-8 Nos. 333-167047, 333-142070, and 333-199453) pertaining to various stock incentive, purchase and retirement plans of AECOM;

of our reports dated November 17, 2014 (except for Note 25 and the effects of the change in reportable segments and related disclosures described in Note 21 as to which the date is July 6, 2015), with respect to the consolidated financial statements and schedule of AECOM, and our report dated November 17, 2014, with respect to the effectiveness of internal control over financial reporting of AECOM, included in this Current Report on Form 8-K.

/s/ ERNST & YOUNG LLP

Los Angeles, California
July 6, 2015